UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 8, 2005

UTEK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15941	59-3603677
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

202 South Wheeler Street

Plant City, FL 33563

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (813) 754-4330

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 8, 2005, UTEK Corporation (the “Company”) entered into a one year employment agreement, effective March 8, 2005, with the Company’s Chief Operating Officer and Chief Compliance Officer, Douglas Schaedler. Under the terms of the employment agreement, Mr. Schaedler will receive an annual salary of $150,000. In addition to his base salary, Mr. Schaedler will receive: (i) a commission of 3% on strategic alliance sales; (ii) a cash bonus of $25,000 if certain performance targets are met; (iii) a matching contribution of up to 3% of Mr. Schaedler’s salary for participation in the Company’s retirement plan; and (iv) options to purchase 30,000 shares of the Company’s common stock if certain performance targets are met. These options as well as options to purchase an additional 30,000 shares of the Company’s common stock previously issued to Mr. Schaedler will vest immediately upon a change of control (as defined in the employment agreement) of the Company.

Either party may terminate the employment agreement for any reason by giving the other party 90 days written notice. The Company may also terminate the employment agreement immediately for cause, which includes, but is not limited to, fraud, breach of fiduciary duty, conviction of a crime of similar conduct. If Mr. Schaedler is terminated for any reason or terminates his employment, he will only be entitled to receive payment from the Company for services he performed under the employment agreement prior to such termination date.

In consideration of the benefits provided under the employment agreement, Mr. Schaedler has agreed to protect the Company’s confidential or secret information and, during the period of employment and one year thereafter, to not compete with the Company.

Item 9.01	Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement dated March 8, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2005	UTEK CORPORATION.

	By:	/s/ CAROLE R. WRIGHT
Carole R. Wright Chief Financial Officer, Treasurer and Secretary